Exhibit 10.1

HARRIS CORPORATION LOGO AND LETTERHEAD
1025 West NASA Boulevard
Melbourne, Florida 32919
Phone: 1-321-724-3900
www. harris. com

HOWARD L. LANCE
Chairman, President

and Chief Executive Officer

July 5, 2005

Mr. Jeffrey S. Shuman
12313 Point Field Drive
Fulton, MD 20759

Dear Jeff:

I am pleased to offer you the position of Vice President Human Resources and Corporate Relations. The following summarizes key compensation components of our offer as well as other benefits offered to Corporate Officers:

1.	A base salary of $330,000 per year. Your next compensation review will be in August 2006 and annually thereafter.

2.	Incentive compensation in the amount of $230,000 for our fiscal year 2006. The payout will be the higher of 100% or the actual Corporate payout.

3.	A Stock Option grant of 26,000 shares of Harris stock. This is a non-qualified stock option that will vest in equal installments over three years. The option price will be set at the closing price on your first day of work.

4.	A grant of 27,000 Restricted Shares of Harris stock. These shares will vest in equal installments over three years. You will receive dividend equivalent payments and may vote the shares during the restricted period.

5.	A Performance Share Award of 8,500 shares for the FY’06-’08 performance cycle. The shares are payable at the completion of the cycle based upon the Management Development and Compensation Committee assessment of performance compared to targets established for the cycle. The Committee will establish the targets at its August 2005 meeting. You will receive dividend equivalent payments and may vote the shares during the award cycle. Performance Share Awards have historically been made annually.

6.	Relocation per policy, including: 120 days’ temporary living expenses; $60,000 disruption bonus; and SIRVA home sale assistance. You will also be reimbursed for bi-weekly travel to your current home until such time as you relocate your family.

7.	Four weeks’ vacation.

8.	Participation in the Harris comprehensive benefit program including family medical and dental coverage, life insurance, executive long-term disability and the Harris Retirement Plan. The Retirement Plan allows you to contribute up to 12% of your

Mr. Jeffrey S. Shulman

July 5, 2005

cash compensation on a pre-tax basis. After one year of service, the company will match up to 6% of your contributions on a dollar-per-dollar basis. Harris will also make an annual profit sharing contribution to your retirement account based on company EPS performance compared to targets established by the Management Development and Compensation Committee. You will also be eligible to participate in the Supplemental Executive Retirement Plan (SERP).

9.	Three years of base and incentive compensation in the event of change in control.

10.	Initiation fee and monthly dues for one family golf or social club membership.

11.	Tax planning assistance, subject to a $5,000 annual cap.

12.	Financial estate planning, subject to a $5,000 cap for any three calendar year period, and

13.	One year of severance benefits (base salary and pro-rated incentive compensation) in the event of a Harris directed termination of employment for other than performance reasons.

Please note that our offer is contingent upon several requirements:

•	You must pass a drug test prior to commencing employment;

•	You must execute and timely return all forms and other documents required for Harris to complete the employment process, including the enclosed acknowledgement and acceptance;

•	You must execute Harris’ standard Employee Agreement prior to commencing employment. A copy of the agreement is enclosed for your review. You will be expected to execute the agreement on your first day of work; and

•	You must provide information and documentation sufficient to complete the required I-9 form and to demonstrate that you are able to lawfully work for Harris.

Jeff, I am excited about the prospect of your joining the Harris management team and working together to grow the company. If you have any questions about our offer, please don’t hesitate to contact me, Tim Geoghegan or the contacts Tim has previously provided.

Sincerely,

/s/ Howard L. Lance

Howard L. Lance
Chairman, President and
Chief Executive Officer

Attachment

Jeffrey S. Shuman

Acknowledgement and Acceptance

This offer letter establishes the term of my initial employment with Harris. It constitutes the full, complete and final agreement between Harris and me regarding the terms of my initial employment.

My signature below confirms that I accept this offer of employment made by Harris, as well as the terms and conditions described in the offer. I understand that this offer does not constitute a contract of employment or a guarantee of continued employment for any period.

Accepted and Agreed: _/s/ Jeffrey S. Shuman     Date:      7/7/2005

Anticipated Start Date: _8-15-2005

Please return this form to Tim Geoghegan via fax (321.727.9651) or mail:

Tim Geoghegan
Harris Corporation
Mail Stop 11-B
1025 W NASA Blvd.
Melbourne, FL 32919